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                                                                    Exhibit 99.1

                             MAIN STREET TRUST, INC.

                              FOR IMMEDIATE RELEASE


                                                  CONTACT: VAN A. DUKEMAN
                                                           PRESIDENT AND CEO
                                                           217.351.6568

                                                           JOHN W. LUTTRELL
                                                           CHAIRMAN OF THE BOARD
                                                           217.425.8221

              BANKILLINOIS FINANCIAL CORPORATION AND FIRST DECATUR
                   BANCSHARES, INC. COMPLETE COMBINATION INTO
                             MAIN STREET TRUST, INC.

         CHAMPAIGN, ILLINOIS, MARCH 23, 2000 - Van A. Dukeman, President and CEO, and John Luttrell, Chairman of the Board of Main Street Trust, Inc. (OTC Bulletin Board: MSTI), announced that effective Thursday, March 23, 2000, BankIllinois Financial Corporation ("BIFC") and First Decatur Bancshares, Inc. ("FDEC") completed their merger into Main Street Trust, Inc. ("Main Street"), a new company formed by BIFC and FDEC to serve their combined customer base located across central Illinois.

         In the transaction, FDEC's stockholders received 1.638 shares of the newly issued Main Street common stock for each share held of FDEC, and BIFC stockholders received one share of Main Street stock for each share held of BIFC. Based upon the two companies' financial results at the end of last year, Main Street has total assets in excess of $1.05 billion, deposits exceeding $800 million and over $1.1 billion in assets under management, including approximately 70,000 acres of farmland. Main Street operates 19 banking centers, and is the market leader in total deposits and loans in the combined area of Champaign, Macon and Shelby Counties in central Illinois. Main Street is the parent company of BankIllinois, First National Bank of Decatur, First Trust Bank of Shelbyville and FirsTech, Inc., a telecommunications bill processing company.

         Mr. Dukeman stated, "We are very excited about uniting these two excellent financial service organizations. We look forward to continuing to offer our customers across central Illinois a wide range of valuable products and services and, even more comprehensive financial relationships. In addition, the financial characteristics of our new company are very strong which positions us well for the future."


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         Mr. Luttrell commented that, "Our organizations have been providing financial services to their respective communities for many years. We will continue this tradition of community banking in our respective market areas. We are now in an even better position to serve our great customer base."







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